Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports Q3 ’09 Financial Results
Monday, October 26, 2009 4:30 pm EDT

Results Exceed Guidance as Revenue Increases 78% Sequentially

HAYWARD, Calif., October 26, 2009 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment, medical device, research, flat panel and solar industries, today reported its financial results for the third quarter of 2009 ended October 2.  Revenue for the third quarter of 2009 was $41.3 million, an increase of 78% from the second quarter of 2009 and a decrease of 31% from the same period a year ago.  Gross margin for the third quarter of 2009 was 7.9%, compared to (3.7%) for the second quarter of 2009, and 9.1% for the same period a year ago.

The company recorded a net loss of ($1.4) million or ($0.07) per share compared to a net loss of ($14.1) million or ($0.66) per share, for the second quarter of 2009 and a net loss of ($1.9) million, or ($0.09) per share, for the same period a year ago.  Included in the ($0.66) loss per share in the second quarter was a one-time charge for a tax valuation allowance of $7.0 million or $0.33 per share.

Cash at the end of the third quarter of 2009 was $30.7 million, an increase of $0.5 million from $30.2 million at the end of the second quarter of 2009. Third party debt at the end of the third quarter was $15.6 million, a decrease of $0.5 million from $16.1 million at the end of the second quarter of 2009.  Net cash at the end of the third quarter of 2009 increased $1.0 million to $15.1 million from $14.1 million reported at the end of the second quarter.

Clarence Granger, Ultra Clean’s Chairman and Chief Executive Officer stated: “We are extremely pleased that business conditions in the semiconductor capital equipment industry are recovering at a faster rate than anticipated.  Ultra Clean’s 78% revenue growth in the third quarter far exceeded our expectations and is primarily attributed to growth in semiconductor capital equipment demand. Further, I am very proud of the success we have had in maintaining a strong balance sheet and our increased cash position in a difficult business environment.”

Commenting on Ultra Clean’s corporate outlook, Granger noted: “As we move forward into the fourth quarter, we are projecting further revenue growth and a return to profitability.  Our revenue guidance for the fourth quarter is $58 million to $63 million, with earnings per share in the range of $0.01 to $0.06.  I would also like to thank all of our employees for their personal sacrifices during the downturn and their continued commitment to making Ultra Clean a successful company.”

Ultra Clean will conduct a conference call today, Monday, October 26, 2009, beginning at 2:00 p.m. PDT at 888-561-5097 (domestic) and 706-679-7569 (international). A replay of the webcast will be available for fourteen days following the conference call at 800-642-1687 (domestic) and 706-645-9291 (international). The confirmation number for the live broadcast and replays is 35241175 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems for the semiconductor capital equipment, medical device, research, flat panel and solar industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, solar and medical device industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward- looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. Forward looking statements included in the press release include estimates made with respect to our fourth quarter 2009 revenue and earnings per share. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended January 2, 2009 and quarterly report on Form 10-Q for the quarter ended July 3, 2009, filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information future developments or otherwise.

Contact:
Ultra Clean Holdings, Inc.
Casey Eichler
CFO
510/576-4704

Ultra Clean Holdings, Inc
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	October 2,	January 2,
ASSETS	2009	2009

Current assets:
Cash and cash equivalents	$30,695	$29,620
Accounts receivable	15,515	13,790
Inventory	36,571	39,814
Other current assets	5,624	11,268
Total current assets	88,405	94,492

Equipment and leasehold improvements, net	7,363	8,954
Purchased intangibles, net	8,987	8,987
Other non-current assets	286	4,978
Total assets	$105,041	$117,411

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
Bank borrowings	$1,989	$5,736
Accounts payable	23,103	11,275
Other current liabilities	3,904	4,284
Total current liabilities	28,996	21,295

Bank debt and other long-term liabilities	17,976	17,717
Total liabilities	46,972	39,012

Stockholders' equity:
Common stock	92,611	90,420
Accumulated deficit	(34,542)	(12,021)
Total stockholders' equity	58,069	78,399
Total liabilities and stockholders' equity	$105,041	$117,411

Ultra Clean Holdings, Inc
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share data)

	For the three months ended		For the nine months ended
	October 2, 2009	September 26, 2008	October 2, 2009	September 26, 2008

Sales	$41,324	$60,128	$86,976	$219,849

Cost of goods sold	38,041	54,660	87,417	194,799

Gross profit (loss)	3,283	5,468	(441)	25,050

Operating expenses:
Research and development	771	484	2,435	1,875
Sales and marketing	1,027	1,464	3,222	4,424
General and administrative	3,250	5,828	12,109	18,710
Total operating expenses	5,048	7,776	17,766	25,009

Income (loss) from operations	(1,765)	(2,308)	(18,207)	41

Interest and other income (expense), net	(189)	(236)	(612)	(826)

Loss before income taxes	(1,954)	(2,544)	(18,819)	(785)

Income tax provision (benefit)	(536)	(616)	3,702	(584)

Net loss	$(1,418)	$(1,928)	$(22,521)	$(201)

Net loss per share:
Basic	$(0.07)	$(0.09)	$(1.05)	$(0.01)
Diluted	$(0.07)	$(0.09)	$(1.05)	$(0.01)

Shares used in computing
net loss per share:
Basic	21,419	21,708	21,363	21,639
Diluted	21,419	21,708	21,363	21,639